Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) made and entered into this 29th day of December, 2011 (“Effective Date”), by and between DNP Mining LLLP, an Arizona limited liability limited partnership (“DNP”) located at 42791 Mesa Drive, Tacna, AZ 85352 and North Springs Resources Corp., a Nevada corporation (“NSRS”) located at 200 S. Virginia, 8th Floor, Reno, Nevada, 89501.

WHEREAS, DNP owns one hundred percent (100%) of the interests in certain unpatented mining claims that comprise those certain real properties known as the Gold Star and One Arm Joe Properties, as more fully described in Schedule A attached hereto (collectively the “Property”) and desires to form a joint venture with NSRS (the “Joint Venture”) in order to conduct mineral exploration activities on or about the Property, together with the subsequent right to explore and mine for minerals on the Property; and,

WHEREAS, DNP is, and shall hereafter be, the owner and sole operator of the Property and shall continue to conduct mineral exploration and extraction activities on the Property, subject to the terms and conditions set forth in this Agreement; and,

WHEREAS, upon paying the Phase 1 Work Commitment (as hereinafter defined), NSRS shall acquire an Interest (the “Working Interest”) in the Property;

WHEREAS, these recitals are true and correct and are incorporated into this Agreement by this reference; and,

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, DNP and NSRS agree as follows:

AGREEMENT

1.

Purchase Grant.

1.1

NSRS shall supply funding to finance the exploration activities (“Phase 1”) of the project on the Property, which shall amount to a total of five hundred thousand dollars ($500,000) (the “Phase 1 Work Commitment”). NSRS shall supply the Phase 1 Work Commitment as follows: (i) NSRS shall pay an initial payment of one hundred thousand dollars ($100,000) (the “Initial Payment”) on or before December 23, 2011 (the “Closing”), and (ii) NSRS shall pay the balance (the “Balance”) of four hundred thousand dollars ($400,000) on or before January 6, 2012.  The Initial Payment will be deposited to DNP’s bank account as per Schedule B and the Balance will be deposited to DNP’s Lawyers Trust Account as per Schedule C. The entire Balance shall be used solely to fund exploration activities on the Property. Upon payment in full of the Phase 1 Work Commitment, NSRS shall acquire twenty percent (20%) of the Working Interest in the Property.  If NSRS fails to pay the Balance by January 6, 2012, then NSRS shall forfeit the Initial Payment and DNP shall retain one hundred percent (100%) of the Working Interest in the Property.  Concurrently with the execution and delivery of this Agreement, NSRS shall execute and deliver to DNP a Subscription Agreement with respect to its proposed acquisition of twenty percent (20%) of the Working Interest in the Property.

1.2

Within sixty (60) days of Phase 1 completion, DNP shall provide NSRS with a report (the “Exploration Report”) issued from a geologist, which shall include all results gathered from exploration activities conducted on the Property during Phase 1. Upon receipt of the Exploration Report, NSRS shall have the right to supply funding to finance phase two (the “Phase 2”) of the project on the Property in the amount of three million  dollars ($3,000,000) (the “Phase 2 Work Commitment”) within sixty (60) days of receipt of the Exploration Report. Upon payment in full of the Phase 2 Work Commitment within such sixty (60) day period, NSRS shall acquire an additional fifteen percent (15%) of the Working Interest in the Property for a total of thirty-five percent (35%) of the Working Interest in the Property.  If; however, NSRS does not fund the entire Phase 2 Work Commitment within such sixty (60) day period, then (a) NSRS shall forfeit the entire Phase I Work Commitment, NSRS’s twenty percent (20%) Working Interest will revert to a ten percent (10%) interest in the Property, and (c) DNP shall be the sole operator and owner of the Property and hold ninety percent (90%) of the Working Interest in the Property.  Upon funding of the Phase 2 Work Commitment, NSRS shall execute and deliver to DNP a Subscription Agreement with respect to its acquisition of an additional thirty-five percent (35%) of the Working Interest in the Property.  The Phase 2 Work Commitment shall consist of the mining and leeching of the Property for the purpose of selling precious metals obtained thereby to refineries and/or to end-users, together with any activities in furtherance of or related thereto.

1.3

It is the intention of the parties that this Agreement creates a joint venture by and between DNP and NSRS, and that this Agreement be treated for tax purposes only, and for no other purpose, as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”).

1.4

Each party shall have the right to take and separately dispose of its portion of the Working Interest’s share of mineral extraction in kind at the claim sites (prior to treating or removal of extracted minerals or other materials) from the Property being developed hereby.  The respective obligations and liabilities of the parties shall be several, not joint or collective, and each party shall be responsible only for its own obligations. DNP shall, within ninety (90) days after the end of each calendar year, cause to be delivered to NSRS any and all necessary documentation for NSRS to be able to file its tax return showing its profits/losses from the operations of the Property.

1.5

The Joint Venture shall hereinafter be known as NSRS-DNP Venture and the books and records shall be maintained at the principal offices of DNP.

2.

Representations and Warranties.

2.1

DNP represents and warrants that it has not encumbered, mortgaged or conveyed its interest in the Property, including but not limited to conveying any royalty interest therein; and it has no knowledge of any pending litigation or other claims challenging its rights and title to the Property.

2.2

NSRS represents and warrants to DNP that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to commit to this Agreement.  The execution and delivery of this Agreement and the consummation of the obligations, indemnities and payments provided herein have been duly and validly authorized by all necessary corporate or company action on the part of each party.

2.3

NSRS has timely made, to the best of its knowledge, all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of NSRS’s common stock. NSRS agrees to forever indemnify, hold harmless, and appear and defend against any claim, right, or cause of action made against DNP arising out of or related to the Public Reports.

3.

Area of Interest.  For purposes of this Agreement, the Area of Interest is defined as the property boundary as set forth in the locations described in Schedule A.  In the event additional claims are located around the margins of the property by DNP, this Agreement will be terminated and a new agreement will be constructed to add the new claims.

4.

Construction and Mining Activities.  Subject to the terms of this section 4, if  DNP determines that it desires to commence mine construction activities for the production of minerals from any part of the Property, building of access roads to other portions of the property or adjacent properties, storage of waste materials, tailings or ore products upon the property or otherwise cause devaluation to the property, DNP shall use  standard industry practices to ensure that any area contemplated for construction of processing facilities or storage of waste upon the Property has been substantially tested to determine the lack of ore or sub-ore grade material, and will be required to secure all permits, obtain insurance and provide adequate bond with appropriate government agencies to cover any and all reclamation costs before commencement of any of the aforementioned construction activities.

5.

Property Maintenance.

5.1

Subject to the additional requirements under Section 8 below, for so long as this Agreement is in effect, DNP shall make such payments as are necessary to keep the Property in good standing, including, but not limited to payment of any government filings, fees or taxes relating to operations on the Property, and satisfying any federal and state filing and bonding requirements for maintaining the Property in good standing for at least one year after the termination of this Agreement.

5.2

Upon making any payment or filing to maintain the Property, DNP shall promptly deliver to NSRS a copy of the documents that were filed and written evidence of any payment that was made.  DNP shall satisfy all county, state and federal requirements to maintain the Property in good standing and deliver to NSRS written documentation of such satisfaction at least 30 days prior to the legal deadline (whether required by statute, regulation, contract or otherwise) for satisfying such requirement.  If NSRS has not received the documentation required under this Section 5.2 within the prescribed time, NSRS may, but has no obligation to, satisfy such requirement(s), and DNP shall promptly reimburse NSRS for the amount of any payment made by NSRS, and any related costs, plus twenty (20%) of the amount of those payments and costs.  NSRS’s rights under this Section 5.2 shall not affect NSRS’s right to any other remedy for DNP’s failure to maintain the Property in accordance with this Agreement.

6.

Reporting.  DNP shall provide to NSRS annual reports of all activities and operations conducted on or in connection within the Property Area of Interest pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations.  Those reports shall be provided to NSRS by the 1st of December of each calendar year this Agreement is in effect.  Each annual report shall include details of:  (i) the preceding year’s activities, operations and expenditures with respect to the Property Area of Interest; (ii) exploration and ore reserve data for the previous year; and (iii) a summary of anticipated activities for the upcoming year.  The annual report required to be delivered by December 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format.  Reports due pursuant to this Section 6 shall be sent to:

North Springs Resources Corp.

200 S. Virginia, 8th Floor

Reno, Nevada, 89501

NSRS may change such address from time to time by written notice to DNP.

7.

Transfer of Interests, Assignments.  NSRS and DNP may assign or sell all or parts of their interest under this Agreement to any third party (the “Assignee”) without the consent of either party (but upon notice) provided that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as each party’s rights hereunder are concerned.

8.

Standard of Conduct; Environmental Compliance.

8.1

DNP shall ensure that all activities conducted by, or on its behalf on the Property, are in compliance with the laws and regulations of the United States and any local governmental entity with jurisdiction over the Property or activities thereon, including, but not limited to any laws or regulations regarding environmental protection or reclamation of the Property. DNP shall provide NSRS with satisfactory evidence of such compliance upon DNP’s receipt of such document. All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

8.2

DNP shall provide to NSRS a copy of any permit application or other permitting documents relating to activities or operations on the Property after submission to the applicable government entity.

8.3

Should any unpermitted discharge, leakage, spillage, repurchase, emission or pollution of any type occur upon, to or from the Property or overlying surface due to DNP’s activities or possession, DNP, at its sole expense, shall promptly clean and restore the Property and overlying surface to standards equal to or exceeding all standards adopted or required by any governmental body having jurisdiction over the affected property.

9.

Audit and Inspection.  NSRS shall be entitled to enter the Property for purposes of inspecting any of DNP’s operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that NSRS or its agents shall so enter at its own risk and shall indemnify and hold DNP and its Affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to NSRS or its agents or representatives, or damage to or destruction of any property of DNP or its agents or representatives while on the Property, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of DNP.  NSRS shall have the right during regular business hours to review and copy all of DNP’s files and documents relating to activities on the Property.

10.

Indemnities.  DNP shall fully indemnify, defend, repurchase and hold harmless NSRS, its Affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Property (including, but not limited to, any environmental conditions) created, existing or occurring prior to the date of this Agreement or while this Agreement is in effect, or arising out of or resulting from activities conducted by or on behalf of DNP, its Affiliates or Assigns, which arise in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage.  This indemnity shall survive termination of this Agreement.

11.

General Provisions.

11.1

Notice.  All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system.  Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system.  If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.)  A party may change its address from time to time by notice to the other party as indicated above.  All notices to DNP shall be addressed to:

DNP Mining LLLP

P.O. Box 1412

Tacna, Arizona 85352

All notices to NSRS shall be addressed to:

North Springs Resources Corp.

200 S. Virginia, 8th Floor

Reno, Nevada, 89501

11.2

Inurement.  All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

11.3

Implied Covenants.  The only implied covenants in this Agreement are those of good faith and fair dealing.  This Agreement is not intended to benefit any third-party, nor any class of third-party beneficiaries.

11.4

Waiver.  No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other subsequent breach. Notwithstanding the foregoing, each party irrevocably waives any right that he may have to maintain any action for partition with respect to the Property.

11.5

Modification.  No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

11.6

Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercede any other agreement, representation, warranty or undertaking, written or oral, between DNP and NSRS.

11.7

Memorandum.  A memorandum of this Agreement shall be recorded in the records of Maricopa County, Arizona, promptly after execution of this Agreement.

11.8

Further Assurances.  Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.9

Construction.  The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement.  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

11.10

Currency.  All references to dollars herein shall mean United States dollars.

11.11

Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws and provisions.

11.12

Dispute Resolution.  All disputes of every kind and nature between the parties to this Agreement shall be resolved by mutual agreement of the parties.  Failing such agreement, disputes shall be resolved by mediation and/or arbitration as follows:  either party may demand such arbitration in writing within a reasonable time after the dispute arises, which demand shall be submitted to the party against whom relief is sought, and shall include a statement of the matter and amount in controversy and a list of three (3) acceptable arbitrators.  In no event shall the demand be made after the date when institution of legal or equitable proceedings based upon such dispute would be barred by the applicable statute of limitations.  Within five (5) business days after such demand the other party shall respond to the demand in writing, and shall either choose an arbitrator from those provided in the list, or propose an arbitrator.  If within five (5) days after that response the parties cannot decide upon an arbitrator, they each shall choose one (1) arbitrator who collectively shall choose a third arbitrator, and that chosen arbitrator shall hear the parties’ dispute.  The arbitrator shall initially attempt to facilitate a resolution of the matter through mediation.  The costs of the mediation shall be borne equally by the parties.  If, at any time during the course of the mediation, either the arbitrator or any of the parties believe that a stalemate has been reached, the arbitrator shall schedule a single-hearing arbitration, without any party being entitled to pre-hearing discovery (other than a demand for, and exchange of, all relevant documents, including invoices, receipts, change orders and correspondence).  The arbitration costs and expenses of each party shall be borne by the non-prevailing party.  Should a dispute arise as to whether or not any dispute arising under the terms of this Agreement is subject to this arbitration provision, the matter shall be decided by arbitration in the same manner and with the same effect as all disputes arising out of this Agreement.  All decisions of the arbitrator shall be final, binding, and non-appealable and the arbitrator shall be entitled to render any decision as would be available in law or equity.  Nothing herein shall prevent either of the parties from seeking provisional remedies.

11.13

Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

11.14

Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise

11.15

Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of December, 2011.

DNP Mining LLLP

By: /s/ Pat Stojak

Name:

Pat Stojak

Title:

Managing Partner

North Springs Resources Corp.

By: /s/ Harry Lappa

Name:

Harry Lappa

Title:

CEO

SCHEDULE A

DNP Mining LLLP owns an undivided 100% interest in certain unpatented mining claims situated in Yavapai County, Nevada, more particularly described as follows:

CLAIM NAME	CLAIMANT’S NAME	LOCATION	NMC NUMBER

1941	DNP Mining LLLP	SEC 11, TWP 8 N, RNG 4 W	387054
1940	DNP Mining LLLP	SEC 11, TWP 8 N, RNG 4 W	387053
Gold Star	DNP Mining LLLP	SEC 2, TWP 8 N, RNG 4 W	390390
Gold Star 2	DNP Mining LLLP	SEC 2, TWP 8 N, RNG 4 W	394046
Gold Star 3	DNP Mining LLLP	SEC 3, TWP 8 N, RNG 4 W	394047
Gold Star 4	DNP Mining LLLP	SEC 3, TWP 8 N, RNG 4 W	410213
One Arm Joe 1	DNP Mining LLLP	SEC 11, TWP 8 N, RNG 4 W	390391
One Arm Joe 2	DNP Mining LLLP	SEC 11, TWP 8 N, RNG 4 W	390392
Eagle Eye	DNP Mining LLLP	SEC 1, TWP 8 N, RNG 4 W	410212

SCHEDULE B

SCHEDULE  C